EXHIBIT 99.1



CINCINNATI, Ohio (July 9, 1996) -- The Kroger Co. (NYSE: KR) said today that, although the performance by Company units was generally strong in the second quarter, a six week strike at its King Soopers division in Colorado had a significant negative effect on quarterly sales and earnings. Kroger will report final second quarter results next week.

On a preliminary basis and excluding the effect of the strike, fully diluted earnings per share before extraordinary items in the 1996 second quarter would have been on target with analysts' estimates.

Operations at King Soopers are returning to normal following settlement of the strike and the ratification of a new three-year contract at the 68-store division.

                              # # #